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                                                                    EXHIBIT 10.8

                              AMENDED AND RESTATED
                    OTHER NESTLE USA PROPRIETARY INFORMATION
                                LICENSE AGREEMENT
                                     BETWEEN
                    NESTLE USA-PREPARED FOODS DIVISION, INC.,
                                       AND
                          NESTLE ICE CREAM COMPANY, LLC

            THIS AGREEMENT is made and entered into as of September 1, 2002, by and between Nestle USA - Prepared Foods Division, Inc., a corporation organized and existing under the laws of Pennsylvania ("Nestle USA") and Nestle Ice Cream Company, LLC, a Delaware limited liability company, formerly known as Ice Cream Partners USA, LLC ("NICC").

            WHEREAS, the parties previously entered into the Other Nestle USA Proprietary Information License Agreement dated October 8, 1999 (the "Previous Agreement") for the license to NICC of certain intellectual property in connection with the manufacture, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory; and

            WHEREAS, the parties desire to amend and restate the Previous Agreement in its entirety as set forth herein.

            NOW THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

I. CERTAIN DEFINITIONS

      1.1 "Affiliate" means, with reference to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person, provided, however, that, for purposes of this Agreement, NICC, New December, Inc., and any direct or indirect subsidiary of New December, Inc. shall be deemed not to be an "Affiliate" of Nestle Group or any of its Affiliates.

      1.2 "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law (including principles of common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, legally binding directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).
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      1.3 "Claim" shall have the meaning set forth in Section 9.12 of this
Agreement.

      1.4 "Claimant" shall have the meaning set forth in Section 7.1(b) of this Agreement.

      1.5 "Confidential Information" of a Person (a "Covered Person") means all trade secrets and other confidential information of such Covered Person including, without limitation, (a) any and all trade secrets concerning the business and affairs of such Covered Person, records, files, letters, memoranda, reports, laboratory notebooks, program listings, product specifications, product formulas, ingredient listings, recipes, data, know-how, improvements, discoveries, concepts, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, past, current and planned manufacturing and distribution methods and processes, techniques, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures of which may be licensed to such Covered Person (and other items related thereto);
(b) any and all information concerning the business and affairs of such Covered Person (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, strategic and operating plans, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (c) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for such Covered Person containing or based, in whole or in part, on any information included in the foregoing; provided, however, that with respect to a Person (or any Affiliate thereof) using Confidential Information ("Using Persons") of a Covered Person, Confidential Information of such Covered Person shall not include any material of the Covered Person that the Using Person can establish through documentation (i) is or becomes generally known to and available for use by the public other than as a result of the fault of the Using Persons or their respective advisors or Representatives; or (ii) is or becomes available to the Using Persons or their respective advisors or Representatives on a non-confidential basis from a source other than the Covered Person or its Affiliates or their advisors or Representatives prior to, on or after the date of this Agreement, provided that the source of such information was not known by the Using Persons, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Covered Person or its Affiliates with respect to such material.

      1.6 "Dipped Form" means the retail sale of Frozen Dessert Products where:
(a) the Frozen Dessert Products are presented to the public in association with the Haagen-Dazs name; (b) the Frozen Dessert Products are scooped, dipped, or dispensed from a soft serve machine and sold in cones or dishes; (c) the Frozen Dessert Products are sold from a non-temporary food service establishment; and
(d) it would be reasonably expected by the retail seller that a significant portion of the Frozen Dessert Products would be consumed away from the food service establishment.


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      1.7 "Frozen Dessert Products" means ice cream, sorbet, frozen yogurt, sherbet, frozen mousse, ice milk, frozen juice bars, ice pops, water ice, ice cream cakes, frozen fudge bars, soft serve (soft bodied, machine made) ice cream, frozen novelty dessert products (such as bars, cones, sandwiches, smoothies and cup products based on or primarily derived from any of the foregoing), frozen dessert products for pets and other products based on or primarily derived from any of the foregoing that are marketed and sold under Nestle Licensed Trademarks, third party trademarks listed on Exhibit C or Pillsbury Licensed Trademarks, or that are unbranded.

      1.8 "Governmental Authority" means any domestic or foreign federal, national, supra-national, state, municipal, local or other governmental authority.

      1.9 "Haagen-Dazs International Business" means substantially all of the assets comprising the business of the production, importation, purchase, marketing, distribution, promotion and sale (including export sale from a facility not owned by NICC) of Frozen Dessert Products outside of the Territory and Canada under the Haagen-Dazs brand name or under brand names licensed to Pillsbury by third parties outside the Territory and Canada, but excludes the ownership, management and operation of Haagen-Dazs Stores inside and outside the Territory and Canada which business is currently conducted by Pillsbury.

      1.10 "Haagen-Dazs International Co-Pack Agreement" means the Co-Pack Agreement relating to the Haagen-Dazs International Business dated as of October 8, 1999 between NICC and Pillsbury.

      1.11 "Haagen-Dazs Japan Co-Pack Agreement" means the Co-Pack Agreement relating to the Pillsbury Japan Joint Venture dated as of October 8, 1999 among NICC, Pillsbury and Nestle USA.

      1.12 "Haagen-Dazs Stores" means, collectively, (a) the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) owned by The Haagen-Dazs Shoppe Company, Inc. ("Shoppes") that serve Frozen Dessert Products in Dipped Form and (b) the Haagen-Dazs-branded retail outlets (whether stand-alone or in conjunction with another retailer) not owned by Shoppes which are franchised by Shoppes to and operated by third parties and that serve Frozen Dessert Products in Dipped Form and Shoppes' franchise rights therein; in each case as of and after December 26, 2001.

      1.13 "Indemnifying Party" shall have the meaning set forth in Section 7.1(b) of this Agreement.

      1.14 "Liability" means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

      1.15 "Losses" means any and all costs, losses, taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, lost profits and other losses


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resulting from any shutdown or curtailment of operations, damages to the environment, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

      1.16 "Nestec" means Nestec Ltd., a corporation organized and existing under the laws of Switzerland.

      1.17 "Nestle Group" means SPN, Nestec, and Nestle S.A.

      1.18 "Nestle Improved Products" means the Pillsbury Covered Products to which improvements have been made using Nestle Licensed Technology.

      1.19 "Nestle International Business" means the Frozen Dessert Products business of Affiliates of Nestle USA conducted outside of the Territory.

      1.20 "Nestle International Co-Pack Agreement" means the Co-Pack Agreement relating to the Nestle International Business dated as of October 8, 1999, between NICC and Nestle USA, as may be amended, restated or substituted from time to time.

      1.21 "Nestle Licensed Technology" means the inventions claimed in the Patents, all trade secrets, intellectual property and other information (including, without limitation, product specifications, product formulas, ingredient listings, recipes, data, techniques, know-how, formulae, compositions, processes and past, current and planned research and development relating to the production and content of Frozen Dessert Products), owned by Nestle Group and used by NICC as of the date of this Agreement in connection with the production or content of Frozen Dessert Products.

      1.22 "Nestle S.A." means Nestle S.A., a corporation organized and existing under the laws of Switzerland.

      1.23 "Nestle Trademark/Technology License Agreement" means the Amended and Restated Trademark/Technology License Agreement among Nestle S.A., Nestec, SPN and NICC, dated as of the date hereof, as may be amended, restated or substituted from time to time.

      1.24 "Nestle USA Confidential Information" means Confidential Information of Nestle USA and Affiliates thereof.

      1.25 "NICC Personnel" shall have the meaning set forth in Section 5.2 of this Agreement.

      1.26 "NICC Personnel Confidentiality Agreement" shall have the meaning set forth in Section 5.2 of this Agreement.

      1.27 "Other Nestle USA Proprietary Information" means any and all trade secrets and other information (including, without limitation, drawings, samples, customer lists, current and anticipated customer requirements, market studies and notes, in each case, if any, relating to the sale of Frozen Dessert Products in the Territory) owned by Nestle USA and used by NICC as of the date of this Agreement in the importation, purchase, marketing, distribution, promotion and


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sale of Frozen Dessert Products in the Territory.

      1.28 "Patents" means the patents and patent applications listed on Exhibit B to the Nestle Trademark/Technology License Agreement, as well as any additional U.S. patents or U.S. patent applications owned by Nestle Group and used by NICC as of the date of this Agreement in connection with the manufacture or sale of Frozen Dessert Products, and any divisions, reissues, continuations, renewals and extensions of any of said U.S. patents or patent applications.

      1.29 "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization, a government or any department or agency thereof, or any entity similar to any of the foregoing.

      1.30 "Pillsbury" means The Pillsbury Company, a Delaware corporation.

      1.31 "Pillsbury Covered Products" means the products to be provided by NICC pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement and the Haagen-Dazs Japan Co-Pack Agreement.

      1.32 "Representative" means any officer, director, principal, attorney, agent, employee or other representatives.

      1.33 "SPN" means Societe des Produits Nestle S.A., a corporation organized and existing under the laws of Switzerland.

      1.34 "Term" shall have the meaning set forth in Section 8.1 of this Agreement.

      1.35 "Territory" means the fifty (50) States and the District of Columbia currently forming the United States of America.

II. LICENSE AND OWNERSHIP OF TECHNOLOGY

      2.1 Grant of Other Nestle USA Proprietary Information.

            Subject to the qualifications and restrictions set forth herein, Nestle USA hereby grants to NICC for the Term of this Agreement the exclusive, non-transferable, royalty-free and fully paid up right to use the Other Nestle USA Proprietary Information in the importation, purchase, manufacture, marketing, distribution, promotion and sale of Frozen Dessert Products in the Territory and (a) to the extent requested by Pillsbury (i) to co-pack Frozen Dessert Products for sale to Pillsbury for delivery to Pillsbury's joint venture in Japan for resale in Japan pursuant to the terms of the Haagen-Dazs Japan Co-Pack Agreement if Nestle Group elects to have NICC manufacture such products and (ii) for delivery of Nestle Improved Products to the Haagen-Dazs International Business pursuant to the terms of the Haagen-Dazs International Co-Pack Agreement (but only to the extent such Nestle Improved Products may be supplied by NICC to the Haagen-Dazs International Business pursuant to Section
2.9 of the Nestle Trademark/Technology License Agreement) and (b) to the extent requested by Nestle USA or an Affiliate thereof, to co-pack Frozen Dessert Products for sale to the Nestle International Business pursuant to the terms of the Nestle International Co-Pack Agreement; provided, however, that


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Nestle USA shall retain the exclusive right to use the Other Nestle USA
Proprietary Information in the importation, purchase, marketing, distribution, promotion and sale of Frozen Dessert Products outside the Territory and in the importation, purchase, marketing, distribution, promotion and sale of products other than Frozen Dessert Products, whether or not for the importation, purchase, marketing, distribution, promotion and sale within the Territory, and all other rights to the Other Nestle USA Proprietary Information not expressly granted to NICC hereunder.

      2.2 Co-Packing.

            Except as specifically set forth in Section 2.1, NICC shall not co-pack, nor engage a third party to co-pack on NICC's behalf, Frozen Dessert Products using the Other Nestle USA Proprietary Information without Nestle USA's prior written consent. In the event NICC engages a third party to co-pack on NICC's behalf, Nestle USA may require NICC to seek customary protections for the Other Nestle USA Proprietary Information from such co-packer as a condition to providing such consent.

      2.3 Ownership of Other Nestle USA Proprietary Information.

            NICC acknowledges that NICC's use of the Other Nestle USA Proprietary Information shall not create in NICC any right, title or interest in or to the Other Nestle USA Proprietary Information, except for the rights granted to NICC by the express terms of this Agreement, and covenants not to in any manner represent that NICC has ownership of the Other Nestle USA Proprietary Information. NICC also agrees that it will not use or permit the use of any element of the Other Nestle USA Proprietary Information in a manner which infringes upon the rights of third parties.

III. LIMITATION OF OTHER NESTLE USA PROPRIETARY INFORMATION

            Nestle USA reserves all rights in the Other Nestle USA Proprietary Information not specifically granted to NICC pursuant to this Agreement.

IV. [Intentionally left blank]

V. CONFIDENTIALITY

      5.1 NICC acknowledges and agrees that all Nestle USA Confidential Information known or obtained by NICC, whether before or after the date hereof, is the exclusive property of Nestle USA and that NICC shall have no interest or rights with respect thereto except to the extent expressly provided in this Agreement. Therefore, NICC agrees that the Nestle USA Confidential Information shall not at any time be disclosed by NICC to any Persons other than NICC Personnel (as defined below) in accordance with Section 5.2, whether NICC has such information in memory, embodied in writing or other physical form, or embodied in electronic form, without the prior written consent of Nestle USA which may be withheld in Nestle USA's sole discretion.

      5.2 NICC agrees not to use, except in connection with the utilization of the rights granted under this Agreement, or disclose the Other Nestle USA Proprietary Information or


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Nestle USA Confidential Information to any Person other than those
Representatives of NICC specifically requiring the relevant knowledge in connection with their duties to NICC as they relate to the utilization of the rights granted in this Agreement (the "NICC Personnel"). As a condition to obtaining access to any such Other Nestle USA Proprietary Information or Nestle USA Confidential Information, NICC shall require all NICC Personnel to execute a confidentiality agreement in the form attached hereto as Exhibit A (naming Nestle USA as a third party beneficiary thereto) (the "NICC Personnel Confidentiality Agreement"). If NICC becomes aware of any violation by any NICC Personnel of any of the terms of any NICC Personnel Confidentiality Agreement relating to the Other Nestle USA Proprietary Information or Nestle USA Confidential Information, it shall immediately notify Nestle USA in writing and take all reasonable steps required to prevent further disclosure. At Nestle USA's request, NICC shall take such actions as Nestle USA may consider necessary to protect the confidentiality of and to prevent any unauthorized use or disclosure of the Nestle USA Confidential Information and the Other Nestle USA Proprietary Information. NICC shall be jointly and severally liable with any breaching NICC Personnel or other individual for any breach by such NICC Personnel or other individual of, or failure by such NICC Personnel or other individual to comply with, any covenant, agreement or obligation contained in, any NICC Personnel Confidentiality Agreement, and any such a breach or failure to comply by any such NICC Personnel or other individual shall be deemed a breach of this Agreement by NICC.

      5.3 If NICC or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Nestle USA Confidential Information or the Other Nestle USA Proprietary Information, NICC shall, to the extent legally permitted, provide Nestle USA with prompt written notice of such request or requirement, which notice shall, if practicable, be at least seventy-two (72) hours prior to making such disclosure, so that Nestle USA may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, NICC or any of its Representatives is nonetheless, in the opinion of legal counsel, legally compelled to disclose any of the Nestle USA Confidential Information or the Other Nestle USA Proprietary Information, then NICC may disclose solely that portion of the Nestle USA Confidential Information or the Other Nestle USA Proprietary Information which such counsel advises is legally required to be disclosed (in which case, prior to such disclosure, NICC will, if legally permitted, advise and, if requested by Nestle USA, consult with Nestle USA and its counsel as to such disclosure and the nature of such disclosure), provided that NICC shall use its reasonable efforts to preserve the confidentiality of the Nestle USA Confidential Information or the Other Nestle USA Proprietary Information, whereupon such disclosure shall not constitute a breach of this Agreement.

VI. GOODWILL; ENFORCEMENT AND MAINTENANCE OF RIGHTS

      6.1 Goodwill Ownership.

            NICC agrees that all right, title and interest in and to the Other Nestle USA Proprietary Information and the goodwill associated therewith is and will remain the exclusive property of Nestle USA or its designated Affiliate. NICC agrees that nothing herein, nor use


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hereunder, shall give to NICC, or any employee of or other Person associated with NICC, any right, title or interest in the Other Nestle USA Proprietary Information, except for the right to use the Other Nestle USA Proprietary Information in accordance with the terms of this Agreement. NICC shall not, and shall not permit any employee of or other Person associated with NICC to, at any time do or suffer to be done any act which would impair Nestle USA's rights in or to the Other Nestle USA Proprietary Information. NICC shall not, and shall not permit any employee of or other Person associated with NICC to, at any time dispute, challenge or contest, directly or indirectly, Nestle USA's or it designated Affiliate's exclusive right, title and interest in and to the Other Nestle USA Proprietary Information or the validity thereof. NICC agrees that it shall not, and shall not permit any employee of or other Person associated with NICC to, without the express prior written consent of Nestle USA, apply for registration or seek to obtain ownership of any of the Other Nestle USA Proprietary Information in any state or nation. NICC agrees to cooperate fully and in good faith with Nestle USA for the purpose of securing, preserving and protecting Nestle USA's or its designated Affiliate's rights in and to the Other Nestle USA Proprietary Information. All use of the Other Nestle USA Proprietary Information and the goodwill associated therewith by NICC, or any employee of or other Person associated with NICC, shall at all times inure to the benefit of Nestle USA or its designated Affiliate.

      6.2 Maintenance of Rights.

            NICC agrees to cooperate fully and in good faith with Nestle USA for the purpose of securing, preserving and protecting Nestle USA's or its designated Affiliate's rights in and to the Other Nestle USA Proprietary Information. Nestle USA or its designated Affiliate shall have the exclusive right, at its sole expense, under this Agreement to apply for registration (copyright or trademark) or patent, and to extend and renew existing registrations, of the Other Nestle USA Proprietary Information in any state or nation. In addition, Nestle USA or its designated Affiliate shall have the exclusive right, but not the obligation, to take all necessary or desirable actions to maintain and preserve all of its rights to the Other Nestle USA Proprietary Information. If any license agreement needs to be recorded to protect the Other Nestle USA Proprietary Information in the Territory, the parties agree, if it is appropriate, to enter into a short form license consistent with the terms of this Agreement for that purpose. NICC agrees to use any and all notices, legends and/or symbols designated by Nestle USA for the protection of the Other Nestle USA Proprietary Information.

      6.3 Infringement of Rights.

            NICC shall promptly advise Nestle USA, in writing, upon becoming aware of any infringement, potential infringement or threatened infringement of any of the Other Nestle USA Proprietary Information in the Territory or any claim that the Other Nestle USA Proprietary Information infringes the intellectual property rights of another Person in the Territory. Nestle USA or its designated Affiliate shall have the initial right to determine the appropriate action, if any, to be taken with respect to any such infringement. If Nestle USA or its designated Affiliate initiates an enforcement suit or proceeding or intervenes to defend any claim of infringement of the rights of another, it shall have the right to exclusive control of any such suit or proceeding (provided, however, that NICC shall remain a party to such suit to the extent so required). NICC shall cooperate with Nestle USA with respect to any such proceedings, including, without limitation, joining as a party to any litigation, if required. If, on request by NICC, Nestle USA


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refuses to pursue infringers within a reasonable time, NICC shall be entitled to take reasonable appropriate actions to challenge such infringement at its own expense. If NICC institutes suit pursuant to this Section 6.3, Nestle USA shall
(a) provide reasonable assistance to NICC and (b) have the right to participate and represent its interests through other counsel of its own choosing and at its own cost. In addition, in no event shall NICC have the right, without the prior written consent of Nestle USA, to acknowledge the validity of a claim that the Other Nestle USA Proprietary Information infringes the intellectual property rights of another Person, to obtain or seek a license from such Person or to take any other action which might impair the ability of Nestle USA or its designated Affiliate to contest the claim of such Person if Nestle USA so elects. NICC agrees at the request of Nestle USA to make and have made reasonable modifications requested by Nestle USA in NICC's use of the elements of the Other Nestle USA Proprietary Information in question or so long as such modifications would not have a material adverse effect on NICC if Nestle USA, in its sole discretion, reasonably exercised, determines that such action is necessary to resolve or settle the claim or suit or eliminate or reduce the threat of a claim or suit by such Person.

      6.4 Insurance.

            NICC shall, at its cost, procure and maintain throughout the Term, insurance policies with monetary limits that are customary in similar types of agreements (which in no case shall be less than the amounts set forth in the Nestle Trademark/Technology License Agreement). All coverages required hereunder shall be carried with insurer(s) reasonably acceptable to Nestle USA. All insurance required to be carried under this Agreement shall show Nestle USA and its designee as additional insureds as its interest. Nestle USA does not in any way represent that the coverage of insurance specified in this section is sufficient or adequate to protect NICC's interest.

VII. INDEMNIFICATION

      7.1 Indemnification.

            (a) NICC shall indemnify Nestle USA and each of its Representatives or Affiliates and hold each of them harmless from and against any and all Losses incurred by any of them in connection with, arising out of, or resulting from
(i) any breach of any representation or warranty made by NICC in this Agreement;
(ii) any failure by NICC to perform in a timely manner any agreement, covenant or obligation of NICC pursuant to this Agreement; (iii) the distribution, display, publication, broadcast, incorporation and/or use by NICC of the Other Nestle USA Proprietary Information in connection with Frozen Dessert Products, or (iv) NICC's failure to comply with any Applicable Law.

            (b) The procedure for indemnification shall be as follows:

                  (i) The party claiming indemnification (the "Claimant") shall promptly give written notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying (a) in reasonable detail, the factual basis for such claim and (b) in good faith, the estimated amount of such claim. If the claim relates to an action, suit or proceeding filed by a


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third party against the Claimant, such notice shall be given by Claimant within fifteen (15) business days after written notice of such action, suit or proceeding was received by Claimant. The failure of the Claimant to provide such written notice within the time period specified shall not relieve the Indemnifying Party of its indemnification liability under Section 7.1(a), unless and except to the extent that such failure materially prejudices the rights of the Indemnifying Party in defending against the claim or action.

                  (ii) Following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized Representative(s) the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of said thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the full amount of the claim. If the Claimant and the Indemnifying Party do not agree within said period (or any mutually agreed upon extension thereof), subject to clause (b)(iii) below with respect to third party claims, the Claimant may seek appropriate legal remedy.

                  (iii) With respect to any claim by a third party as to which the Claimant is entitled to indemnification hereunder, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate reasonably with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. Claimant shall have the right to approve legal counsel selected by Indemnifying Party, which approval shall not be unreasonably withheld. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim with legal counsel of its own selection; provided, however, that the Claimant shall pay the fees and expenses of such counsel unless the named parties to any such claim include both the Claimant and the Indemnifying Party and the Claimant has been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case, if the Claimant informs the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of the Claimant), it being understood that the Indemnifying Party shall not, in connection with any one claim, be liable for the fees and expenses of more than one separate firm of attorneys at any time for the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim; provided, however, that no settlement or compromise of any claim which may result in any indemnification liability may be made by the Claimant without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld. No settlement or compromise of any claim may be made by the Indemnifying Party without the prior written consent of the Claimant which consent shall not be unreasonably withheld. In the event of any conflict between the provisions of this Section 7.1(b) and Section 6.3, the provisions of Section
6.3 shall prevail.


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                  (iv) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

                  (v) Upon satisfaction of any third party claim pursuant to this Article VII, the Indemnifying Party shall be subrogated to all rights and remedies of the Claimant against any third party with respect to such claim; provided that such right of subrogation shall be limited in amount to the amount actually received by the Claimant from the Indemnifying Party with respect to such claim; and provided, further, that any claim by an Indemnifying Party against any such third party resulting from such right of subrogation shall be subordinated to any claim of the Claimant against such third party for amounts in excess of the amount actually received by the Claimant from the Indemnifying Party pursuant to this Article VII.

                  (vi) The indemnification rights provided in Sections 7.1(a) shall extend to the shareholders, equityholders, Affiliates, members and Representatives of the Claimant, although for the purpose of the procedures set forth in this Section 7.1(b), any indemnification claims by such parties shall be made by and through the Claimant.

      7.2 Equitable Relief.

            Notwithstanding any other provision of this Agreement to the contrary, due to the fact that the unauthorized or improper use, transfer or dissemination of the Nestle USA Confidential Information or the Other Nestle USA Proprietary Information, or the improper use thereof in violation of Nestle USA's instructions and/or Applicable Law, would diminish substantially the value thereof and cause irreparable harm to Nestle USA which could not be adequately addressed by monetary damages, if NICC breaches any of the provisions of Articles II, V or VI or Sections 8.3 or 9.3 of this Agreement, Nestle USA shall be entitled, without limiting its other rights or remedies, to obtain equitable relief to prevent or restrain such breach (including without limitation injunctive relief), without the need for posting a bond or for any other undertaking, including without limitation proving the inadequacy of monetary damages.

VIII. TERM AND TERMINATION

      8.1 Term.

            The term of this Agreement ("Term") shall commence as of the date of this Agreement and shall continue until December 31, 2009, unless sooner terminated as set forth herein.

      8.2 Termination.

            Notwithstanding anything contained herein, either party shall be entitled, at any time by notice given in writing to the other, to terminate this Agreement forthwith in any of the following events:

            (a) if the other party shall go into liquidation other than a voluntary liquidation for the purpose of reorganisation, reconstruction or amalgamation;


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
            (b) if the other party shall cease to carry on business otherwise than due to circumstances as foreseen in clause (a) above;

            (c) if the other party shall commit any material breach of any of the provisions of this Agreement and shall fail within thirty (30) days of being notified thereof to remedy such breach; or

            (d) if the other party or a significant part or all of its/their business and/or assets or the control, management, ownership, benefit or utilisation thereof, or if the control, ownership or right of disposition of its/their shareholders or equityholders in respect of their shares or equity interest in that other party are confiscated, requisitioned, nationalised and/or adjudicated or lost or in any other manner acquired without the consent or against the will of that other party or its shareholders or equityholders, as the case may be, by or on behalf of or under any law or at the instance of any Governmental Authority de jure or de facto.

In addition, Nestle USA shall have the right to terminate this Agreement immediately upon notice to NICC if (i) Nestle S.A. ceases to own, directly or indirectly, a sixty-six percent (66%) equity interest in NICC, or (ii) NICC commits any breach of any provisions of Articles II, V, VI or VII or of Section 9.3, unless said breach is cured to the reasonable satisfaction of Nestle USA within five (5) days after receipt by NICC of notice and a description of the breach; provided, however, that if such cure is immediately undertaken but cannot be effected within five (5) days, NICC shall have such additional period (not exceed an additional ten (10) days) as may be reasonably necessary to complete such cure, subject to the requirement that NICC shall diligently complete the cure process.

      8.3 Effects of Termination.

            Upon expiration or earlier termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease. Except as otherwise agreed in writing by Nestle USA, upon such expiration or earlier termination NICC shall immediately and forever cease all use of the Other Nestle USA Proprietary Information and NICC shall deliver without delay to Nestle USA all drawings, models, plans, manufacturing instructions, laboratory instructions and any other documentation or materials in NICC's possession (without making or retaining copies thereof) including without limitation any and all documentation or materials concerning or relating to Nestle USA Confidential Information.

      8.4 No Rights to Compensation Upon Expiration or Termination.

            In the event of a termination pursuant to any of the provisions of this Agreement or upon expiration of this Agreement, Nestle USA shall not have any obligation to NICC, or to any equityholder or Representative of NICC, for compensation or for damages on account of the loss by NICC or such equityholder or Representative of present or prospective sales, investments, compensation or goodwill. NICC, for itself and on behalf of each of its equityholders and Representatives, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not expressly granted to it or them by this Agreement.


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
      8.5 Survival.

            Notwithstanding anything to the contrary contained herein, the provisions of Sections 2.3, 6.1, 8.2, 8.3, 8.4, 9.4, 9.5, 9.6, 9.8, 9.10, and
9.12 and Articles V and VII of this Agreement shall survive any expiration or earlier termination of this Agreement according to their respective terms.

IX. MISCELLANEOUS

      9.1 Entire Agreement.

            This Agreement (including each of the exhibits attached hereto) amends and restates the Previous Agreement in its entirety, and constitutes the entire agreement among the parties with regard to the subject matter hereof, and supersede all prior oral and written, and all contemporaneous oral agreements and understandings relating thereto; provided, however, that any obligation arising under the Previous Agreement prior to the date of this Agreement shall survive the amendment and restatement of the Previous Agreement. There are no agreements, understandings, restrictions, warranties or representations relating to such subject matter among the parties other than those set forth herein. To the extent that any other document may contradict or make unclear the terms of this Agreement, the terms of this Agreement shall prevail. This Agreement may only be amended by the prior written mutual agreement of the parties.

      9.2 Further Assurances.

            Each of the parties hereto does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or necessary or reasonably requested to effectively carry out the purposes of this Agreement.

      9.3 No Assignment.

            This Agreement and all rights and duties hereunder are personal to NICC and shall not, without the prior written consent of Nestle USA in its sole discretion, be transferred assigned, mortgaged, sublicensed or otherwise encumbered by NICC or by operation of law.

            Nestle USA may assign this Agreement to an Affiliate without the consent of NICC and shall furnish written notice of such assignment to NICC.

      9.4 Notices.

            Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the person or to an officer of the person to whom the same is directed, or (b) sent by facsimile (with confirmation of transmission) or registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to Nestle USA, to Nestle USA, Inc., 800 North Brand Boulevard, Glendale, California 91203, Attention: General Counsel, Telecopy No.

(818) 549-6713 with a copy to Nestle S.A., 1800 Vevey, Canton of Vaud, Switzerland, Attention: General Counsel, Telecopy No. 011 41 21 924 4568, or to such other address as Nestle USA may from time to time specify by notice to NICC, or if to NICC, to Nestle Ice Cream Company, LLC, 12647 Alcosta Blvd., Suite 300, San Ramon, California 94583, Attention: James L. Dintaman, Chief Executive Officer, Telecopy No. (925) 328-1125, with a copy to Nestle USA, Inc., 800 North Brand Boulevard, Glendale, California 91203, Attention: General Counsel, Telecopy No. (818) 549-6713 or to such other address as NICC may from time to time specify by notice to Nestle USA. Any such notice shall be deemed to be delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally, (ii) upon receipt of a confirmation of successful transmission, if sent by facsimile, or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

      9.5 Governing Law.

            This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York without regard to otherwise governing principles of conflicts of law.

      9.6 Construction.

            This Agreement shall be construed as if all parties prepared this Agreement.

      9.7 Captions - Pronouns.

            Any titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as appropriate.

      9.8 Successors and Assigns.

            The covenants, terms and provisions set forth herein shall inure to the benefit of and be enforceable by the parties, their assigns and successors in interest, including without limitation, any entity into which either of the parties may be merged or by which it may be acquired, provided that, except as otherwise expressly provided herein, rights, duties and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties and any attempt to assign this Agreement without such consent shall be considered null and void.

      9.9 Severability.

            In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under Applicable Law. In the event that any restrictive covenant of this Agreement, or any word, phrase, clause, sentence or other portion thereof, is held unenforceable because of the duration or geographic scope of such provision, it is the intention of the parties that the arbitrator (or court, if applicable) shall have the power to modify such provision to the extent necessary to render the provision enforceable and such provision as so modified shall be enforced.

      9.10 Relationship Among Parties.

            The parties acknowledge that NICC is an independent contractor and is not an agent, partner, employee or joint venturer of Nestle USA. NICC shall not attempt to bind or obligate Nestle USA in any way nor shall NICC represent that NICC has any right to do so. Neither party has any right or authority to assume or to create any obligation or responsibility on behalf of the other party except as may from time to time be provided by written instrument signed by both parties.

      9.11 Counterparts.

            This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall constitute one agreement, binding on all parties hereto.

      9.12 Dispute Resolution.

            The parties hereby agree that claims, disputes or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), including without limitation any claim based on contract, tort or statute, any claim for equitable relief, or the arbitrability of any claim hereunder (collectively, a "Claim") shall be submitted for resolution to the Chief Executive Officer of Nestle USA. If no resolution is obtained through good faith negotiations in this manner within fifteen (15) days after such matter is so submitted, any party hereto may elect to submit the Claim to mediation under the Commercial Mediation Rules of the American Arbitration Association. All parties shall participate in such mediation. The mediator shall not have the authority to impose a settlement on the parties, but shall attempt to help them reach a satisfactory resolution of the Claim. The mediator shall end the mediation whenever, in his or her judgment, further efforts at mediation would not contribute to a resolution of the submitted item but in no event later than fifteen (15) days after the matter has been referred to the mediator. In the event mediation is not successful, the Claim shall be settled promptly and expeditiously, at the request of any party of this Agreement, exclusively by final and binding arbitration conducted in New York. Each of Nestle USA and NICC shall appoint an arbitrator within five (5) business days after the end of the mediation and the arbitrators selected by Nestle USA and NICC shall jointly select another arbitrator within two (2) business days of the appointment of the last arbitrator. The final decision regarding the Claim shall be determined by a majority vote of the arbitrators and in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association. The parties expressly agree that the arbitrators shall determine the discovery methods that shall be available to the parties under this Section 9.12 as appropriate under the circumstances. Each party acknowledges the importance to resolve any disputes in an expeditious manner and shall act in good faith and cooperate to resolve the dispute in the most expeditious manner reasonably practicable. Each party hereto expressly


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
consents to, and waives any future objection to, such forum and arbitration rules. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by Applicable Law, no party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section 9.12. The arbitrators' fees and any filing or other fees required by the Commercial Arbitration Rules shall, to the extent required, initially be paid by the party requesting arbitration, but shall be assessed against the party which does not prevail in the arbitration.

            Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Claims arising out of or relating to this Agreement.

(Signature Page Follows)


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
            IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first set forth above.

                                  Nestle USA - Prepared Foods Division, Inc.

                                  By: /S/  PETER D. ARGENTINE
                                      ------------------------------------------
                                  Name:    Peter D. Argentine
                                  Title:   Executive Vice President and
                                           Chief Financial Officer

                                  Nestle Ice Cream Company, LLC

                                  By: /S/  JAMES L. DINTAMAN
                                      ------------------------------------------
                                  Name:    James L. Dintaman
                                  Title:   Chief Executive Officer


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